                                                                   Exhibit 10.55

***OMITTED INFORMATION DENOTED BY ASTERISKS (***) HAS BEEN FILED SEPARATELY WITH THE COMISSION AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.***

                                    BUSINESS
                                  CONFIDENTIAL
                            PRODUCT SUPPLY AGREEMENT
                                    BETWEEN
                       PRAXAIR HYDROGEN SUPPLY, INC. AND
                            STERLING CHEMICALS, INC.

                                  May 15, 1995

                               TABLE OF CONTENTS

ARTICLE 1                                                             2
 DEFINITIONS                                                          2
 Section 1.1                "Adjustable Facility Fee"                 2
 Section 1.2                "Affiliate"                               2
 Section 1.3                "Agreement"                               2
 Section 1.4                "Blend Gas"                               2
 Section 1.5                "Blend Gas Contract Volume"               2
 Section 1.6                "Blend Gas Delivery Point"                3
 Section 1.7                "Blend Gas Totalizer"                     3
 Section 1.8                "Buyer's Annual Grace Period"             3
 Section 1.9                "Buyer's Blend Gas Requirements"          3
 Section 1.10               "Buyer's Carbon Monoxide Requirements"    3
 Section 1.11               "Buyer's Hydrogen Requirements"           3
 Section 1.12               "Buyer's Pipelines"                       4
 Section 1.13               "Buyer's Plant"                           4
 Section 1.14               "Buyer's Required Rates"                  4
 Section 1.15               "Carbon Monoxide"                         4
 Section 1.16               "Carbon Monoxide Contract Volume"         4
 Section 1.17               "Carbon Monoxide Delivery Point"          4
 Section 1.18               "Carbon Monoxide Totalizer"               5
 Section 1.19               "Confidential Information"                5
 Section 1.20               "Contract Volume of Products"             5
 Section 1.21               "Contract Year"                           5
 Section 1.22               "Cubic Foot"                              5
 Section 1.23               "Event of Default"                        5
 Section 1.24               "Excess Shutdown Period"                  5
 Section 1.25               "Facility Site"                           5
 Section 1.26               "Feed/Fuel Fee"                           6
 Section 1.27               "First Additional Term"                   6
 Section 1.28               "Fixed Facility Fee"                      6
 Section 1.29               "Force Majeure Event"                     6
 Section 1.30               "Ground Lease"                            6
 Section 1.31               "Guarantor"                               6
 Section 1.32               "Guaranty"                                6
 Section 1.33               "Hydrogen"                                6
 Section 1.34               "Hydrogen Contract Volume"                6
 Section 1.35               "Hydrogen Delivery Point"                 7
 Section 1.36               "Hydrogen Totalizer"                      7
 Section 1.37               "Initial Term"                            7
 Section 1.38               "Maximum Shutdown Period"                 7
 Section 1.39               "Metering Equipment"                      7
 Section 1.40               "Month"                                   7
 Section 1.41               "MSCF"                                    7
 Section 1.42               "Natural Gas"                             7
 Section 1.43               "New NG Index"                            7
 Section 1.44               "New PPI Index"                           7
 Section 1.45               "NG Base"                                 7

 Section 1.46               "PPI Base"                                7
 Section 1.47               "Products"                                8
 Section 1.48               "Proprietary Rights"                      8
 Section 1.49               "Second Additional Term"                  8
 Section 1.50               "Seller's Facility"                       8
 Section 1.51               "Startup"                                 8
 Section 1.52               "Steam"                                   8
 Section 1.53               "Steam Contract Volume"                   8
 Section 1.54               "Steam Delivery Point"                    8
 Section 1.55               "Steam Fee"                               8
 Section 1.56               "Steam Totalizer"                         9
 Section 1.57               "Supplemental Hydrogen"                   9
 Section 1.58               "Term"                                    9
 Section 1.59               "Texaco Information"                      9
 Section 1.60               "Utilities Agreement"                     9
ARTICLE 2                                                             9
 STARTUP                                                              9
 Section 2.1                Startup                                   9
 Section 2.2                Seller's Penalty for Late Startup        10
 Section 2.3                Exceptions to Seller's Penalty for Delay 10
 Section 2.4                Buyer's Penalty for Late Startup         10
 Section 2.5                Exceptions to Buyer's Penalty
                             for Late Startup                        11
 Section 2.6                Obligation to Deliver after Startup      11
 Section 2.7                Covenant Regarding Delay                 11
ARTICLE 3                                                            11
 DELIVERY OF CARBON MONOXIDE                                         11
 Section 3.1                Obligation to Deliver Carbon Monoxide    11
 Section 3.2                Carbon Monoxide Pressure                 11
 Section 3.3                Title to and Risk of Loss
                             of Carbon Monoxide                      12
 Section 3.4                Carbon Monoxide Volume                   12
ARTICLE 4                                                            13
 DELIVERY OF BLEND GAS                                               13
 Section 4.1                Obligation to Deliver Blend Gas          13
 Section 4.2                Blend Gas Pressure                       13
 Section 4.3                Title to and Risk of Loss of Blend Gas   13
 Section 4.4                Blend Gas Volume                         13
ARTICLE 5                                                            14
 DELIVERY OF HYDROGEN AND SUPPLEMENTAL HYDROGEN                      14
 Section 5.1                Obligation to Deliver Hydrogen           14
 Section 5.2                Delivery of Supplemental Hydrogen        14
 Section 5.3                Hydrogen Pressure                        14
 Section 5.4                Title to and Risk of Loss                14
 Section 5.5                Hydrogen Volume                          14

ARTICLE 6                                                            15
 DELIVERY OF STEAM                                                   15
 Section 6.1                Steam Delivery Obligation                15
 Section 6.2                Title to and Risk of Loss of Steam       16
ARTICLE 7                                                            16
 SHUTDOWNS, FAILURES TO DELIVER AND FAILURES TO TAKE                 16
 Section 7.1                Seller's Maximum Shutdown Period         16
 Section 7.2                Seller's Failure to Deliver;
                             No Force Majeure                        16
 Section 7.3                Buyer's Failure to Take;
                             No Force Majeure                        18
 Section 7.4                Seller's Failure to Deliver;
                             Seller's Force Majeure                  20
 Section 7.5                Buyer's Failure to Take;
                             Buyer's Force Majeure                   22
 Section 7.6                Mandatory Shut Down                      23
ARTICLE 8                                                            23
 PRICING AND PAYMENT                                                 23
 Section 8.1                Purchase Price for Products              23
 Section 8.2                Fixed Facility Fee                       24
 Section 8.3                Adjustable Facility Fee;
                             Feed/Fuel and Steam Fees                24
 Section 8.4                Supplemental Hydrogen                    25
 Section 8.5                Payment for Supplemental Hydrogen        26
 Section 8.6                Terms of Payment                         26
ARTICLE 9                                                            27
 TAXES                                                               27
ARTICLE 10                                                           28
 FORCE MAJEURE                                                       28
 Section 10.1               Force Majeure Events                     28
 Section 10.2               Settlement of Strikes                    29
 Section 10.3               Notice of Force Majeure                  30
ARTICLE 11                                                           30
 LIMITATION OF LIABILITY                                             30
 Section 11.1               Acknowledgement of Hazards               30
 Section 11.2               No Consequential Damages                 31
ARTICLE 12                                                           31
 SELLER'S PRODUCT WARRANTIES; DISCLAIMERS                            31
ARTICLE 13                                                           34
 REPRESENTATIONS AND WARRANTIES OF BUYER                             34
 Section 13.1               Organization, Good Standing and
                             Corporate Power                         34

 Section 13.2               Authority Relative to Agreement          34
 Section 13.3               No Conflict with Other Instruments or
                             Proceedings                             34
 Section 13.4               No Litigation or Proceedings.            35
ARTICLE 14                                                           35
 REPRESENTATIONS AND WARRANTIES OF SELLER                            35
 Section 14.1               Organization, Good Standing
                             and Corporate Power                     35
 Section 14.2               Authority Relative to Agreement          36
 Section 14.3               No Conflict with Other Instruments or
                             Proceedings                             36
 Section 14.4               No Litigation or Proceedings             36
 Section 14.5               Compliance with Laws                     37
 Section 14.6               Proprietary Rights                       37
ARTICLE 15                                                           37
 METERING EQUIPMENT                                                  37
 Section 15.1               Meter Testing                            37
 Section 15.2               Data Transmission                        38
ARTICLE 16                                                           39
 ALTERNATIVE FEEDSTOCKS                                              39
ARTICLE 17                                                           39
 EXCESS PRODUCTION                                                   39
ARTICLE 18                                                           40
 EVENTS OF DEFAULT; DISPUTE RESOLUTION                               40
 Section 18.1               Events of Default                        40
 Section 18.2               Dispute Resolution Meeting               41
 Section 18.3               Failure to Resolve Dispute; Arbitration  42
 Section 18.4               Right to Terminate Agreement             43
ARTICLE 19                                                           43
 ACCESS TO INFORMATION                                               43
 Section 19.1               Access to Information                    43
 Section 19.2               Access to Seller's Facility              44
 Section 19.3               Access to Seller's Personnel             44
 Section 19.4               Limitations on Disclosure                44
ARTICLE 20                                                           45
 CAPACITY OF SELLER'S FACILITY                                       45
 Section 20.1               Initial Capacity                         45
 Section 20.2               Capacity Expansion                       45
ARTICLE 21                                                           46
 INITIAL AND ADDITIONAL TERMS                                        46
 Section 21.1               Initial Term                             46

 Section 21.2  Additional Terms                                      46
ARTICLE 22                                                           47
 MISCELLANEOUS                                                       47
 Section 22.1  Assignment                                            47
 Section 22.2  Confidentiality                                       48
 Section 22.3  Applicable Law                                        51
 Section 22.4  Notice                                                51
 Section 22.5  Waiver                                                52
 Section 22.6  Headings                                              52
 Section 22.7  Entire Agreement                                      52
 Section 22.8  Relationship between Parties                          53
 Section 22.9  Severability                                          53
 Section 22.10  Amendment                                            54
 Section 22.11  Pronouns and Plurals                                 54
 Section 22.12  Section Numbers                                      54

EXHIBIT A:  FEE CALCULATIONS                                        A-1
EXHIBIT B:  DESCRIPTION OF SELLER'S FACILITY                        B-1
EXHIBIT C:  PRODUCT SPECIFICATIONS                                  C-1
EXHIBIT D:  NATURAL GAS SPECIFICATIONS                              D-1

                            PRODUCT SUPPLY AGREEMENT

THIS PRODUCT SUPPLY AGREEMENT made and entered into as of May 15, 1995, by and between PRAXAIR HYDROGEN SUPPLY, INC., a Delaware corporation ("Seller"), and STERLING CHEMICALS, INC., a Delaware corporation ("Buyer");

                           W I T N E S S E T H:

          WHEREAS, Buyer requires substantial quantities of Carbon Monoxide, Blend Gas, Hydrogen and Steam for use at Buyer's Plant, and has requested Seller to supply such quantities of Carbon Monoxide, Blend Gas, Hydrogen and Steam; and

          WHEREAS, Seller has represented to Buyer that it is willing and able to design, construct and operate, at Seller's expense and in accordance with the terms of the Ground Lease, a facility for the production of Carbon Monoxide, Blend Gas, Hydrogen and Steam on the Facility Site from which Seller will be able to supply Carbon Monoxide, Blend Gas, Hydrogen and Steam to Buyer on a reliable basis, achieving an average on-stream operating time of (***) or better; and

          WHEREAS, in reliance on such representation by Seller, Buyer is willing to shut down its existing syngas plant, which currently produces Buyer's requirements for Carbon Monoxide, Hydrogen and Blend Gas for its acetic acid and oxoalcohol units, and rely exclusively on Seller's Facility for its requirements of these Products;

          NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained and the mutual benefits to be derived therefrom, Buyer and Seller agree as follows:

ARTICLE 1 - DEFINITIONS

          Unless otherwise stated in this Agreement, the following terms shall have the meanings ascribed to them below, and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

          Section 1.1 "Adjustable Facility Fee" means the variable fee payable by Buyer to Seller as provided in Section 8.3.

          Section 1.2 "Affiliate" of a party shall mean a corporation, at least 50% of the voting securities of which is owned directly or indirectly by such party; a corporation which owns directly or indirectly at least 50% of the voting stock of such party; or a corporation, at least 50% of the voting securities of which is owned directly by a corporation which owns directly or indirectly at least 50% of the voting stock of such party.

          Section 1.3 "Agreement" means this Product Supply Agreement, as the same may be amended from time to time in accordance with its terms.

          Section 1.4 "Blend Gas" means a gas mixture conforming to the specifications set forth in Exhibit C, attached hereto and made a part hereof.

          Section 1.5 "Blend Gas Contract Volume" means, during any Month, Blend Gas containing an average of (***) of Hydrogen and Carbon Monoxide produced by Seller's Facility, calculated by dividing the total number of pounds delivered in any Month by the hours in such Month.

          Section 1.6 "Blend Gas Delivery Point" means the flange where Buyer's Pipelines will be connected to Seller's Facility at the Blend Gas custody transfer point depicted in Exhibit B attached hereto and made a part hereof.

          Section 1.7 "Blend Gas Totalizer" means Seller's metering equipment to be installed and maintained by Seller at Seller's Facility to measure the quantities of Blend Gas delivered to Buyer hereunder.

          Section 1.8 "Buyer's Annual Grace Period" shall have the meaning ascribed to it in Section 7.3(b).

          Section 1.9 "Buyer's Blend Gas Requirements" means Buyer's total present and future requirements, in gaseous form, of Blend Gas, other than that supplied in cylinders, for use at the oxoalcohol unit located at Buyer's Plant up to the Blend Gas Contract Volume.

          Section 1.10 "Buyer's Carbon Monoxide Requirements" means Buyer's total present and future requirements, in gaseous form, of Carbon Monoxide, other than Carbon Monoxide supplied in cylinders, for use at the acetic acid and oxoalcohol units located at Buyer's Plant up to the Carbon Monoxide Contract Volume.

          Section 1.11 "Buyer's Hydrogen Requirements" means Buyer's total present and future requirements, in gaseous form, of Hydrogen, other than that supplied in cylinders, for use at the oxoalcohol unit located at Buyer's Plant up to the Hydrogen Contract Volume.

          Section 1.12 "Buyer's Pipelines" means the system of trunk and service pipelines to be installed, owned and operated by Buyer for the transmission of
(i) feedstocks and utilities to Seller's Facility, and (ii) Carbon Monoxide, Blend Gas, Hydrogen (and Supplemental Hydrogen) and Steam produced by Seller's Facility from the respective points of connection of Buyer's Pipelines with Seller's Facility. The points at which Buyer's Pipelines will connect with Seller's Facility are depicted in Exhibit B.

          Section 1.13 "Buyer's Plant" means Buyer's chemical plant in Texas City, Texas and any additions or modifications thereto and replacements thereof.

          Section 1.14 "Buyer's Required Rates" means the volume of any or all of the Products required by Buyer, during any given Month, not to exceed the Contract Volume of Products.

          Section 1.15 "Carbon Monoxide" means carbon monoxide conforming to the specifications set forth in Exhibit C.

          Section 1.16 "Carbon Monoxide Contract Volume" means during any Month an average of (***) of Carbon Monoxide produced by Seller's Facility, calculated by dividing the total number of pounds delivered in any Month by the hours in such Month.

          Section 1.17 "Carbon Monoxide Delivery Point" means the flange where Buyer's Pipelines will be connected to Seller's Facility at the Carbon Monoxide custody transfer point depicted in Exhibit B.

          Section 1.18 "Carbon Monoxide Totalizer" means Seller's metering equipment to be installed and maintained by Seller at Seller's Facility to measure the quantities of Carbon Monoxide delivered to Buyer hereunder.

          Section 1.19 "Confidential Information" has the meaning ascribed to it in Section 22.2.

          Section 1.20 "Contract Volume of Products" means, collectively or individually, as the context requires, 100% each of the Blend Gas Contract Volume, the Carbon Monoxide Contract Volume and the Hydrogen Contract Volume.

          Section 1.21 "Contract Year" means a period of one (1) year commencing on the August 1 next following the date of Startup and on each subsequent anniversary of such date during the Term; provided, however, that the period of time commencing on the date of Startup and ending on the July 31 next following the date of Startup shall also be a Contract Year, with appropriate prorations to the extent such period is less than twelve months.

          Section 1.22 "Cubic Foot" means the quantity of Carbon Monoxide, Blend Gas or Hydrogen that would occupy a volume of one cubic foot at a temperature of 60 degrees Fahrenheit and 14.696 pounds per square inch absolute pressure.

          Section 1.23 "Event of Default" shall have the meaning ascribed to it in Section 18.1.

          Section 1.24 "Excess Shutdown Period" shall have the meaning ascribed to it in Section 7.2.

          Section 1.25 "Facility Site" means the parcel of land that will be leased by Buyer to Seller pursuant to the Ground Lease, as depicted on Exhibit B.

          Section 1.26 "Feed/Fuel Fee" means the fee payable by Buyer to Seller for Natural Gas as provided in Section 8.3 or for any alternative feedstock as provided in Article 16.

          Section 1.27 "First Additional Term" has the meaning ascribed to it in
Section 21.2.

          Section 1.28 "Fixed Facility Fee" means the fixed fee payable by Buyer to Seller as provided in Section 8.2.

          Section 1.29 "Force Majeure Event" has the meaning ascribed to it in
Section 10.1.

          Section 1.30 "Ground Lease" means that certain Ground Lease Agreement of even date herewith between Buyer as lessor and Seller as lessee, as same may be amended from time to time in accordance with the provisions thereof.

          Section 1.31 "Guarantor" means Praxair, Inc., a Delaware corporation, and its successors and permitted assigns.

          Section 1.32 "Guaranty" means that certain Guaranty Agreement of even date herewith pursuant to which Guarantor, for the benefit of Buyer, has unconditionally guaranteed the obligations of Seller hereunder and under the Utilities Agreement and the Ground Lease.

          Section 1.33 "Hydrogen" means hydrogen conforming to the specifications set forth in Exhibit C.

          Section 1.34 "Hydrogen Contract Volume" means during any Month an average of (***) of Hydrogen produced by Seller's Facility, calculated by dividing the total number of pounds delivered in any Month by the hours in such Month.

          Section 1.35 "Hydrogen Delivery Point" means the flange where Buyer's Pipelines will be connected to Seller's Facility at the Hydrogen custody transfer point depicted in Exhibit B.

          Section 1.36 "Hydrogen Totalizer" means Seller's metering equipment to be installed and maintained by Seller at Seller's Facility to measure the quantities of Hydrogen (and Supplemental Hydrogen) delivered to Buyer hereunder from Seller's Facility.

          Section 1.37 "Initial Term" has the meaning ascribed to it in Section 21.1.

          Section 1.38 "Maximum Shutdown Period" shall have the meaning ascribed to it in Section 7.1.

          Section 1.39 "Metering Equipment" shall have the meaning ascribed to it in Section 15.1.

          Section 1.40 "Month" means that period of time beginning at 12:01 a.m., Houston, Texas time on the first day of any calendar month and extending to 12:01 a.m. Houston, Texas time on the first day of the following calendar month.

          Section 1.41 "MSCF" means one thousand (1,000) standard Cubic Feet.

          Section 1.42 "Natural Gas" means natural gas delivered by Buyer to Seller's Facility conforming to the specifications set forth in Exhibit D attached hereto and made a part hereof.

          Section 1.43 "New NG Index" shall have the meaning ascribed to it in
Section 8.4.

          Section 1.44 "New PPI Index" shall have the meaning ascribed to it in
Section 8.4.

          Section 1.45 "NG Base" shall have the meaning ascribed to it in
Section 8.4.

          Section 1.46 "PPI Base" shall have the meaning ascribed to it in
Section 8.4.

          Section 1.47 "Products" means Carbon Monoxide, Blend Gas,Hydrogen and Steam, individually and collectively.

          Section 1.48 "Proprietary Rights" shall have the meaning ascribed to it in Section 14.6.

          Section 1.49 "Second Additional Term" has the meaning ascribed to it in Section 21.2.

          Section 1.50 "Seller's Facility" means the facilities to be constructed, owned and operated by Seller for the production and delivery of Products for sale and delivery to Buyer pursuant to this

Agreement and for the sale of Hydrogen to third parties. The location of Seller's Facility is depicted on Exhibit B.

          Section 1.51 "Startup" means the date by which Seller initially has produced Carbon Monoxide, Blend Gas, Hydrogen and Steam at Buyer's Required Rates up to the Contract Volume of Products for a continuous period of 48 hours.

          Section 1.52 "Steam" means steam produced by Seller's Facility conforming to the specifications set forth in Exhibit C.

          Section 1.53 "Steam Contract Volume" means the volume of steam produced by Seller's Facility.

          Section 1.54 "Steam Delivery Point" means the flange where Buyer's Pipelines will be connected to Seller's Facility at the Steam custody transfer point depicted in Exhibit B.

          Section 1.55 "Steam Fee" means the fee payable by Buyer to Seller for Steam sold hereunder as provided in Section 8.3.

          Section 1.56 "Steam Totalizer" means Seller's metering equipment to be installed and maintained by Seller at Seller's Facility to measure the quantities of Steam delivered to Buyer hereunder.

          Section 1.57 "Supplemental Hydrogen" means (i) all Hydrogen delivered to Buyer hereunder at the Hydrogen Delivery Point from a source other than Seller's Facility when Seller's Facility is not producing Hydrogen, and (ii) when Seller's Facility is producing Hydrogen and Buyer's Hydrogen Requirements exceed the Hydrogen Contract Volume, the volume of Hydrogen delivered to Buyer at the Hydrogen Delivery Point in excess of the Hydrogen Contract Volume.

          Section 1.58 "Term" has the meaning ascribed to it in Section 21.2.

          Section 1.59 "Texaco Information" has the meaning ascribed to it in
Section 19.4.

          Section 1.60 "Utilities Agreement" means that certain Utilities Agreement of even date herewith between Seller and Buyer pursuant to which Buyer will provide certain utilities to Seller for use at Seller's Facility, as same may be amended from time to time in accordance with the provisions thereof.

ARTICLE 2  - STARTUP

          Section 2.1 Startup. Seller shall use its best efforts to achieve Startup by February 1, 1996. Seller shall give Buyer not less than two days' notice prior to each attempt to achieve Startup and Buyer shall be entitled to have its representatives present at Seller's Facility to observe each such attempt and to verify that Startup has occurred. Subject to the limitations contained in Section 19.4, Seller shall provide all data reasonably requested by Buyer to help Buyer verify Startup.

          Section 2.2 Seller's Penalty for Late Startup. Subject to Section 2.3, Seller will pay to Buyer penalty payments in lump sums of (***) each if Startup is not achieved by the following penalty dates: June 1, 1996, July 1, 1996, August 1, 1996,

September 1, 1996 and October 1, 1996. If Startup is not achieved by October 1, 1996, Buyer may elect to initiate the dispute resolution procedures contained in
Article 18 hereof.

          Section 2.3 Exceptions to Seller's Penalty for Delay. To the extent that delay in Startup is caused by Buyer or by a Force Majeure Event, each penalty date specified in Section 2.2 will be extended by the period of such delay. Seller shall notify Buyer as soon as possible after the occurrence of any act or omission by Buyer, or the occurrence of any Force Majeure Event, that will cause a delay in Startup and the expected length of such delay.

          Section 2.4 Buyer's Penalty for Late Startup. Subject to Section 2.5, Buyer will pay to Seller penalty payments in lump sums of (***) each if Startup is not achieved by the following penalty dates because Buyer has requested Seller to delay Startup after Seller's Facility is mechanically complete and technically capable of achieving Startup: June 1, 1996, July 1, 1996, August 1, 1996, September 1, 1996 and October 1, 1996. If Seller's Facility is mechanically complete and technically capable of achieving Startup, and Startup is not achieved by November 1, 1996 because Buyer has requested Seller to delay Startup, Buyer shall pay the Fixed Facility Fee and (***) of the Adjustable Facility Fee until Startup occurs.

          Section 2.5 Exceptions to Buyer's Penalty for Late Startup. To the extent that Buyer's request that Seller delay Startup is caused by Seller or by a Force Majeure Event, each penalty date specified in Section 2.4 will be extended by the period of such delay. Buyer shall notify Seller as soon as possible after the occurrence of any act or omission by Seller, or the occurrence of any Force Majeure Event, that will cause Buyer to request a delay in Startup and the expected length of such delay.

          Section 2.6 Obligation to Deliver after Startup. Except as otherwise provided in this Agreement, after Startup Seller agrees to deliver the Products to Buyer at Buyer's Required Rates during the Term, and Buyer agrees to pay for Products delivered in accordance with the terms of this Agreement.

          Section 2.7 Covenant Regarding Delay. Seller covenants that it will not delay Startup for any reason (including, without limitation, the absence of contracts with third parties for the sale of hydrogen produced at Seller's Facility) once Seller's Facility is mechanically complete and it is technically feasible to achieve Startup.

ARTICLE 3  - DELIVERY OF CARBON MONOXIDE

          Section 3.1 Obligation to Deliver Carbon Monoxide. After Startup Seller shall sell and deliver to Buyer and Buyer shall purchase and receive from Seller, on the terms and conditions set forth herein, Buyer's Carbon Monoxide Requirements.

          Section 3.2 Carbon Monoxide Pressure. Carbon Monoxide will be delivered to the Carbon Monoxide Delivery Point at a pressure of not less than (***), or greater than (***), per square inch gauge pressure. Buyer shall be responsible for installing and maintaining appropriate relief devices on Buyer's Pipelines with respect to Buyer's receipt of Carbon Monoxide.

          Section 3.3 Title to and Risk of Loss of Carbon Monoxide. Title to and risk of loss of Carbon Monoxide shall pass to Buyer at the Carbon Monoxide Delivery Point.

          Section 3.4 Carbon Monoxide Volume. Seller will deliver Carbon Monoxide to the Carbon Monoxide Delivery Point under as uniform conditions and rates as possible and in a manner commensurate with good operating practices. However, Seller will vary the volume of Carbon Monoxide delivered hereunder as may be necessary to accommodate savings that may occur in the production of acetic acid by Buyer's Plant of approximately (***). Seller represents and warrants to Buyer that Seller's Facility has been designed to operate, and following Startup can and will be operated, to deliver the Carbon Monoxide Contract Volume in accordance with the terms of this Agreement.

ARTICLE 4  - DELIVERY OF BLEND GAS

          Section 4.1 Obligation to Deliver Blend Gas. After Startup Seller shall sell and deliver to Buyer and Buyer shall purchase and receive from Seller, on the terms and conditions set forth herein, Buyer's Blend Gas Requirements.

          Section 4.2 Blend Gas Pressure. Blend Gas will be delivered to the Blend Gas Delivery Point at a pressure of not less than (***), or greater than (***), per square inch gauge pressure. Buyer shall be responsible for installing and maintaining appropriate relief devices on Buyer's Pipelines with respect to Buyer's receipt of Blend Gas.

          Section 4.3 Title to and Risk of Loss of Blend Gas. Title to and risk of loss of Blend Gas shall pass to Buyer at the Blend Gas Delivery Point.

          Section 4.4 Blend Gas Volume. Seller will deliver Blend Gas to the Blend Gas Delivery Point under as uniform conditions and rates as possible and in a manner commensurate with good operating practices. However, Seller will vary the volume of Blend Gas delivered hereunder from (***) of the Blend Gas Contract Volume, as may be necessary to accommodate the operation of Buyer's Plant. In addition, in order to accommodate the operation of Buyer's Plant, Seller will vary the volume of Blend Gas delivered hereunder by as much as (***) above or below the volume produced at Seller's Facility during steady state operation in the ordinary course of the operation of Seller's Facility. Seller represents and warrants to Buyer that Seller's Facility has been designed to operate, and after Startup can and will be operated, to deliver the Blend Gas Contract Volume in accordance with the terms of this Agreement.

ARTICLE 5  - DELIVERY OF HYDROGEN AND SUPPLEMENTAL HYDROGEN

          Section 5.1 Obligation to Deliver Hydrogen. After Startup Seller shall sell and deliver to Buyer and Buyer shall purchase and receive from Seller, on the terms and conditions set forth herein, Buyer's Hydrogen Requirements.

          Section 5.2 Delivery of Supplemental Hydrogen. After Startup Seller will, from time to time at the request of Buyer, sell and deliver Supplemental Hydrogen to Buyer, subject to Seller's prior commitments for the sale of hydrogen to third parties. Buyer will purchase any Supplemental Hydrogen received from Seller on the terms and conditions set forth herein.

          Section 5.3 Hydrogen Pressure. Hydrogen and Supplemental Hydrogen will be delivered to the Hydrogen Delivery Point at a pressure of not less than (***), or greater than (***), per square inch gauge pressure. Buyer shall be responsible for installing and maintaining appropriate relief devices on Buyer's Pipelines with respect to Buyer's receipt of Hydrogen produced by Seller's Facility and Supplemental Hydrogen.

          Section 5.4 Title to and Risk of Loss. Title to and risk of loss of Hydrogen (and Supplemental Hydrogen) shall pass to Buyer at the Hydrogen Delivery Point.

          Section 5.5 Hydrogen Volume. Seller will deliver Hydrogen (and, if any Supplemental Hydrogen is sold and purchased hereunder, such Supplemental Hydrogen) to the Hydrogen Delivery Point under as uniform conditions and rates as possible and in a manner commensurate with good operating practices. However, Seller agrees that it will vary the volume of Hydrogen delivered hereunder from (***) of the Hydrogen Contract Volume, as may be necessary to accommodate the operation of Buyer's Plant. In addition, in order to accommodate the operation of Buyer's Plant, Seller will vary the volume of Hydrogen delivered hereunder by as much as (***) above or below the steady state operation of Seller's Facility during steady state operation in the ordinary course of the operation of Seller's Facility. Seller represents and warrants to Buyer that Seller's Facility has been designed to operate, and after Startup can and will be operated, to deliver the Hydrogen Contract Volume in accordance with the terms of this Agreement.

ARTICLE 6  - DELIVERY OF STEAM

          Section 6.1 Steam Delivery Obligation. After Startup, Seller shall deliver and Buyer shall accept the Steam Contract Volume at the Steam Delivery Point at a pressure of not less than (***) pounds per square inch gauge pressure, and at a temperature of (***) degrees Fahrenheit, and meeting the specifications set forth in Exhibit C; provided, however, that the boiler feedwater supplied by Buyer to Seller pursuant to the Utilities Agreement meets the expected specifications set forth therein. The expected quantity of Steam (in pounds per hour) that Seller's

Facility will produce at various operating rates (expressed as a percentage of the Carbon Monoxide Contract Volume) is set forth on Attachment 1 to Exhibit C; provided, however, Buyer shall be obligated to take all Steam produced by Seller's Facility in quantities up to (***) of the quantities shown on Attachment 1 to Exhibit C, but shall not be obligated to pay for Steam delivered in quantities in excess of (***) of the quantities shown on Attachment 1 to Exhibit C. Buyer shall be responsible for installing and maintaining appropriate relief devices on Buyer's Pipelines with respect to Buyer's receipt of Steam.

          Section 6.2 Title to and Risk of Loss of Steam. Title to and risk of loss of Steam shall pass to Buyer at the Steam Delivery Point.

ARTICLE 7 - SHUTDOWNS, FAILURES TO DELIVER AND FAILURES TO TAKE

          Section 7.1 Seller's Maximum Shutdown Period. After Startup, Seller will have the right from time to time, upon 14 days (or such shorter period as circumstances reasonably dictate) prior notice to Buyer, to shut down Seller's Facility for up to a maximum of (***) hours during any Contract Year (the "Maximum Shutdown Period") for the purpose of making ordinary repairs for maintenance and/or thawing necessary and consistent with proper operation. For purposes of calculating the Maximum Shutdown Period, any hour during which Seller does not deliver the Products (or any one of them) at (***) of Buyer's Required Rates shall be treated as an hour during which Seller has shut down Seller's Facility even if no prior notice thereof was given by Seller to Buyer. However, a shutdown of Seller's Facility (i) as a result of a Force Majeure Event, or (ii) at a time when each of Buyer's Blend Gas Requirements, Hydrogen Requirements and Carbon Monoxide Requirements is zero, shall not be included in calculating the Maximum Shutdown Period.

           Section 7.2 Seller's Failure to Deliver; No Force Majeure.

           (a) If subsequent to Startup Seller delivers Products, but such deliveries are at rates below Buyer's Required Rates for a period of time in excess of the Maximum Shutdown Period for any reason other than a Force Majeure Event (the "Excess Shutdown Period"), for the Excess Shutdown Period Buyer shall pay a prorated Fixed Facility Fee and a prorated Adjustable Facility Fee based upon the portion that the amount of Products actually delivered bears to Buyer's Required Rates therefor. If Seller shall fail to deliver any Product during any Contract Year for any Excess Shutdown Period, Buyer shall have no obligation to pay any part of the Fixed Facility Fee or the Adjustable Facility Fee for the Excess Shutdown Period.

           (b) In the event that Buyer's Required Rates for any Product equal the Contract Volume of Products and Seller shall be unable to supply the Contract Volume of Products thereof after the expiration of the Maximum Shutdown Period for any Contract Year for any reason other than a Force Majeure Event, Seller shall give Buyer prompt notice of Seller's inability to deliver the full Contract Volume of Products. In such event, the authorized representatives of each of the parties shall be obligated to meet within 24 hours after receipt by Buyer of such notice from Seller. Seller shall be obligated to present, at such meeting, a plan to remedy its failure to deliver. Additionally, Seller shall be obligated to restore delivery of such Product to Buyer's Required Rates therefor within a reasonable period of time, taking into account the scope of the technical requirements and the correction period associated with the modifications required to so restore delivery. Seller shall be obligated to use all reasonable commercial efforts to achieve such result. In the event that delivery of Products is not restored to Buyer's Required Rates within a reasonable period of time, Seller shall use its best efforts to provide Products from a facility other than Seller's Facility to satisfy Buyer's Required Rates up to the Contract Volume of Products, and Seller shall provide such Products at the same cost to Buyer as it would have provided Products from Seller's Facility; provided, however, that to the extent that the cost of providing Products from another facility exceeds two times the amount that Buyer would have paid for Products from Seller's Facility, Seller shall not be obligated to pay (or bear the cost of) the amount of such excess. If, however, Buyer shall agree to pay (or bear the cost of) the amount in excess of two times the cost of providing Products from another facility, Seller shall be obligated to continue to provide Products from such other location.

           (c) In the event that Seller is unable to supply a Product at Buyer's Required Rates therefor for any reason other than a Force Majeure Event, Buyer may elect to purchase such Product from another supplier to the extent Seller is unable to supply such Product up to Buyer's Required Rates therefor. In such event, Seller will pay Buyer for the difference between the amount that Buyer would have paid for Products delivered from Seller's Facility and the amount actually paid for such Products by Buyer, up to two times the amount that Buyer would have paid for Products delivered from Seller's Facility.

           (d) Notwithstanding the other provisions of this Agreement, in the event that Seller is unable to supply Products at Buyer's Required Rates on a sustained basis for any reason other than a Force Majeure Event, and such inability continues for a period of (***) consecutive days, Buyer may elect to initiate the dispute resolution procedures contained in Article 18 hereof.

           Section 7.3 Buyer's Failure to Take; No Force Majeure.

           (a) Seller's Facility will be operated and maintained to accommodate planned shutdowns of the acetic acid unit at Buyer's Plant. To the extent practicable, Buyer and Seller will cooperate in scheduling planned shutdowns of their respective plants.

           (b) Following Startup, Buyer shall be entitled to a grace period of eight days (plus such number of additional days during which Buyer and Seller have jointly scheduled planned shutdowns) during any Contract Year ("Buyer's Annual Grace Period") for planned shutdowns of its acetic acid unit. During Buyer's Annual Grace Period, Buyer shall not be obligated to take Products from Seller and Buyer shall be obligated to pay Seller only the Fixed Facility Fee.

           (c) If after Buyer's Annual Grace Period during any Contract Year, Buyer is unable to take at least (***) of the Carbon Monoxide Contract Volume for any reason other than a Force Majeure Event of Buyer at a time when Seller is able to provide at least (***) of the Carbon Monoxide Contract Volume, Buyer shall pay the full amount of the Fixed Facility Fee and (***) of the Adjustable Facility Fee. In such event, Buyer shall receive a credit equal to the difference between the Adjustable Facility Fee paid and the cost of the Carbon Monoxide actually taken; provided, however, that such credit will only be applied to Carbon Monoxide taken in excess of the Carbon Monoxide Contract Volume during the twelve-month period immediately following the period of reduced purchase of Carbon Monoxide by Buyer.

           (d) If Buyer's acetic acid unit is shut down but other operations at Buyer's Plant require Blend Gas and Hydrogen, Seller will use reasonable efforts to operate Seller's Facility as efficiently as possible at reduced production rates to enable Seller's Facility to meet such requirements. Buyer acknowledges that operating Seller's Facility in order to deliver Products at Buyer's Required Rates that are less than (***) of the Carbon Monoxide Contract Volume will be inefficient and Buyer agrees that if Seller so operates Seller's Facility at Buyer's request, Seller and Buyer shall agree on an appropriate adjustment to the Feed/Fuel Fee payable by Buyer hereunder for any Month in which Seller's Facility is so operated to compensate Seller for such inefficiency; provided, that Seller shall not be required to operate Seller's Facility at rates below (***) of the Carbon Monoxide Contract Volume if operating at such rates will result in a violation by Seller of its air emissions permit with respect to Seller's Facility.

           Section 7.4 Seller's Failure to Deliver; Seller's Force Majeure. (a) If at any time after Startup Seller experiences a Force Majeure Event which causes a total shutdown of Seller's Facility for a period of time in excess of the Maximum Shutdown Period, Buyer shall pay (***) of the Fixed Facility Fee and (***) of the Adjustable Facility Fee for such period, but not to exceed a total of (***) days during the Initial Term, or a total of (***) days during each of the First Additional Term and the Second Additional Term. To the extent that prior to such Seller's Force Majeure Event, Buyer has purchased Carbon Monoxide in excess of (***) of the Carbon Monoxide Contract Volume during the preceding twelve months, Buyer may apply all amounts it paid in excess of (***) as a credit against the Adjustable Facility Fee, thus reducing the payments required from Buyer during Seller's Force Majeure Event. Buyer may also apply such credit to payments for Carbon Monoxide after the termination of a Seller's Force Majeure Event until such credit has been fully utilized.

           (b) In the event of partial deliveries by Seller during a period in which Seller's Force Majeure Event has occurred and is continuing, the period of the Force Majeure Event shall be prorated in calculating the number of days of Seller's Force Majeure Event and the amount of credit that Buyer may apply in the manner set forth in Section 7.4(a) shall also be prorated.

           (c) If the time Seller's Facility is shut down for Seller's Force Majeure Events exceeds (***) days during the Initial Term ((***) days in the case of each of the First Additional Term and the Second Additional Term), but is less than (***) days ((***) days in the case of each of the First Additional Term and the Second Additional Term), Buyer shall pay (***) of the Fixed Facility Fee and (***) of the Adjustable Facility Fee for such period; provided, however, that Buyer's obligation to pay (***) each of the Fixed Facility Fee and the Adjustable Facility Fee shall be reduced by purchases of Carbon Monoxide in excess of (***) of the Carbon Monoxide Contract Volume during the twelve months preceding each Seller's Force Majeure Event and at any time during the remainder of the Term, in order to reduce the amount that Buyer will have paid during a Seller's Force Majeure Event to zero.

           (d) If a Seller's Force Majeure Event causes a total shutdown of Seller's Facility for a period in excess of (***) consecutive days, Seller will use its best efforts to supply Products (other than Steam) to Buyer from a source other than Seller's Facility; provided, however, that if the cost to Seller of supplying such Products is greater than the price Buyer would have paid for such Products had they been produced in Seller's Facility, Seller shall only be required to pay the difference between the cost to Buyer of Products supplied from Seller's Facility and Products supplied from elsewhere up to a limit of (***) times the purchase price Buyer would have paid for the Products as specified in Section 8.1.

           If a Seller's Force Majeure Event causes a total shutdown of Seller's Facility for a period in excess of (***) consecutive days, it is acknowledged that Buyer may purchase Products (other than Steam) from third parties in order to operate the oxoalcohol, acetic acid and other units at Buyer's Plant. If Buyer so purchases any of such Products from a third party, Seller will reimburse Buyer for the amount paid by Buyer in excess of the price that would have been charged to Buyer for such Products supplied from Seller's Facility not to exceed (***) the purchase price Buyer would have paid for such Products hereof as specified in Section 8.1. Nothing herein shall be construed to prohibit or restrict Buyer, in the event that Seller is unable to supply Products at any time for any reason, from obtaining Products from third parties to replace Products that Seller has failed or is unable to deliver hereunder.

           Section 7.5 Buyer's Failure to Take; Buyer's Force Majeure. If after the expiration of Buyer's Annual Grace Period during any Contract Year as specified in Section 7.3(b), Buyer does not purchase at least (***) of the Carbon Monoxide Contract Volume as a result of a Force Majeure Event, Buyer shall be obligated to pay the Fixed Facility Fee and (***) of the Adjustable Facility Fee until such time as Buyer resumes purchasing at least (***) of the Carbon Monoxide Contract Volume; provided, however, that such amounts shall be credited to the account of Buyer and Buyer may apply such credit as payment for purchases of Carbon Monoxide from Seller after July 31, 2016. In order to utilize such credit against purchases of Products after July 31, 2016, Buyer shall have the right to extend this Agreement on its then existing terms and conditions for the amount of time necessary to fully utilize its credit, not to exceed (***). If Buyer has credit remaining after the end of such twelve-month extension, Seller must elect to either agree with Buyer to further extend the Agreement to allow Buyer to fully utilize its credit, or to purchase the remaining credit from Buyer. In the event Buyer discontinues its supply of any utility to Seller as provided in Section 12.6 of the Utilities Agreement, the Adjustable Facility Fee and the Feed/Fuel Fee shall be increased to offset any costs Seller may incur as a result of such discontinuance, and in the event such discontinuance causes any interruption in the operation of Seller's Facility, such interruption shall be deemed to be a Force Majeure Event of Buyer.

           Section 7.6 Mandatory Shut Down. In addition to the other provisions on shutdowns contained in this Agreement, Seller agrees to shut down Seller's Facility at any time that Buyer shuts down its acetic acid unit; provided, however, that if Seller's Facility does not require any maintenance at the time of such shutdown, Buyer will pay the Fixed Facility Fee and (***) of the Adjustable Facility Fee during such shutdown, unless and to the extent that the period of such shutdown is included in Buyer's Annual Grace Period.

ARTICLE 8 - PRICING AND PAYMENT

           Section 8.1 Purchase Price for Products. The purchase price for all Products purchased hereunder shall be the sum of the following:
                  (a)  the Fixed Facility Fee;
                  (b)  the Adjustable Facility Fee;
                  (c)  the Feed/Fuel Fee;
                  (d)  the Steam Fee;
                  (e)  any charges for Supplemental Hydrogen as provided in
           Section 8.4; and
                  (f)  the amount of any applicable sales, use or other taxes.

           Section 8.2 Fixed Facility Fee. In accordance with the procedures established in Section 8.6, Buyer shall pay to Seller for each Month during the Term, beginning with the Month in which the Startup occurs, a Fixed Facility Fee in the amount of (***). The Fixed Facility Fee for the Month in which Startup occurs shall be prorated in the event Startup occurs on a date other than the first day of such Month. Except as otherwise provided in Article 7, Buyer shall be obligated to pay the Fixed Facility Fee to Seller even if Buyer has no requirements for Carbon Monoxide, Blend Gas or Hydrogen.

           Section 8.3 Adjustable Facility Fee; Feed/Fuel and Steam Fees. As promptly as possible after the end of each Month, Seller will read the Carbon Monoxide Totalizer, the Blend Gas Totalizer, the Hydrogen Totalizer and the Steam Totalizer to determine the volumes of Carbon Monoxide, Blend Gas, Hydrogen and Steam delivered to Buyer from Seller's Facility during such Month. Based upon such readings, Seller will invoice Buyer for and Buyer will pay to Seller in accordance with the procedure established in Section 8.6 the following fees:
(i) the Adjustable Facility Fee, the Feed/Fuel Fee and the Steam Fee, calculated in the manner prescribed in Exhibit A attached hereto and made a part hereof, in each case as adjusted as provided in Exhibit A, and (ii) the amount of any applicable sales, use or other excise taxes. In the event that the readings for any Month show that the volume of Carbon Monoxide delivered to Buyer from Seller's Facility during such Month is less than or is in excess of the Carbon Monoxide Contract Volume, the Adjustable Facility Fee and the Feed/Fuel Fee shall be adjusted as provided in Exhibit A.

           Section 8.4 Supplemental Hydrogen. In the event Seller delivers volumes of Supplemental Hydrogen to Buyer, Buyer shall pay Seller for such volumes of Supplemental Hydrogen in accordance with the following formula:

(***)
                  where:
(***).

           Section 8.5 Payment for Supplemental Hydrogen. As promptly as possible after the end of each Month Seller will read the Hydrogen Totalizer to determine the volume of Supplemental Hydrogen delivered to Buyer during such Month. Based upon such readings, Seller will invoice Buyer and Buyer will pay Seller for such volume a charge as provided in Section 8.6.

           Section 8.6 Terms of Payment. (a) Terms of payment will be (***) following Buyer's receipt of invoice. In the event Buyer is late in the making of any payment hereunder, Buyer shall pay to Seller a late payment charge against the unpaid portion of the invoiced amount equal to the lesser of (i) a rate of (***) per annum or (ii) the maximum rate permitted by law of the unpaid balance for each Month or partial Month that said invoice remains unpaid after the above-mentioned due date. Such interest shall be in addition to any other rights of Seller arising as a result of Buyer's failure to make such payment or part thereof within the time specified. Any and all payments to Seller hereunder shall be made by Buyer to a location and/or account designated in writing by Seller sufficiently in advance of the payment date to permit such payment, and Buyer shall acknowledge such notice in writing.

           (b) If Buyer has reason to dispute the accuracy of any invoice submitted to it by Seller, Buyer will pay the part of the invoice that is not disputed in accordance with the provisions of this Article 8 and, after such dispute has been resolved, Buyer will pay the balance due to Seller, or Seller will refund any amount due to Buyer, within (***) of the receipt of a replacement invoice.

           (c) Seller shall maintain business and accounting records and production data in accordance with usual and customary practices and standards in the chemical industry in respect of all matters referred to in this Agreement. Subject to the limitations contained in Section 19.4, Seller shall provide Buyer access to such records and data pursuant to the provisions of
Section 19.1 and 22.2 hereof.

           (d) In the event that any invoice submitted by Seller to Buyer shall contain terms and conditions that are inconsistent with this Agreement, the terms of this Agreement shall control.

ARTICLE 9 - TAXES

           If at any time during the Term, any governmental authority imposes a tax (excluding federal income tax and state franchise tax) which increases Seller's costs incurred in the production, sale or delivery of any Product to Buyer hereunder, or if, due to a rate change, or other action of a governmental authority, there is at any time during the term of this Agreement an increase in any such tax presently existing, then Buyer and Seller will agree on an appropriate adjustment to the Adjustable Facility Fee to keep Seller whole.

ARTICLE 10 - FORCE MAJEURE

           Section 10.1 Force Majeure Events. (a) In the event either party is rendered unable, wholly or in part, by a Force Majeure Event to perform its obligations under this Agreement (other than an obligation to pay monies when due), it is agreed that on such party promptly giving notice and reasonably full particulars of such Force Majeure Event in writing in accordance with Section
10.3 to the other party, then the obligations of the party giving such notice, so far as they are affected by such Force Majeure Event, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch.

           (b) The term "Force Majeure Event," as used in this Agreement, shall mean any act of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, high water, washouts, arrests and restraints of government and people, civil disturbances, explosions, breakage or accident to machinery, equipment, lines of pipe or property, freezing of wells, machines, equipment, lines of pipe, or property, partial or entire extraordinary failure of any machine, equipment, lines of pipe or other property, the occurrence of any emission, discharge, release or threatened release of Hazardous Substances (as that term is defined in the Ground Lease), the inability of Seller's Facility to deliver Products (or any one of them) at 100% of Buyer's Required Rates because of any remediation required to be done in, on, about or under the Facility Site as provided in Section 5.8 of the Ground Lease (which inability shall be deemed to be a Force Majeure Event of Buyer), and any other causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming suspension.

           (c) Notwithstanding the provisions of this Section 10.1 the failure by either party to perform any of its obligations under this Agreement shall be deemed not to have been caused by circumstances reasonably outside its control if such failure results from breakage or accident to machinery, equipment, lines of pipe or other property or the partial or entire extraordinary failure thereof or the necessity to make repairs or alterations thereto which result from (i) normal wear and tear which would be reasonably anticipated by a reasonably prudent operator or in circumstances where a reasonably prudent operator would have standby equipment or spare parts or (ii) the lack of the proper operation, maintenance, quality control, design,engineering and/or procurement of such machinery, equipment, lines of pipe or other property.

           Section 10.2 Settlement of Strikes. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement that any Force Majeure Event shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

           Section 10.3 Notice of Force Majeure. As soon as practicable after occurrence of any Force Majeure Event, the party claiming force majeure shall notify the other party in writing of the occurrence and nature of such Force Majeure Event describing it in reasonable detail and, to the extent possible, inform the other party of the suspected cause and the expected duration of the Force Majeure Event and the performance to be affected by the suspension or curtailment under this Agreement. After the termination of any Force Majeure Event, as soon as practicable, the party claiming force majeure shall notify the other party in writing of the termination of such Force Majeure Event and its actual cause and duration.

ARTICLE 11 - LIMITATION OF LIABILITY

           Section 11.1 Acknowledgement of Hazards. Each party acknowledges that there are hazards associated with the storage, use and handling of Carbon Monoxide, Blend Gas, Hydrogen and Steam and each party agrees that its personnel concerned therewith are aware of such hazards. Each party shall be responsible for complying with all relevant reporting obligations under all laws applicable thereto as the result of the presence at Buyer's Plant or at Seller's Facility, as the case may be, of Carbon Monoxide, Blend Gas, Hydrogen and Steam supplied under this Agreement, including but not limited to the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001-11049 ("EPCRA," also commonly known as Title III of the Superfund Amendments and Reauthorization Act of 1986, SARA Title III), as same may be amended. Each party to this Agreement shall be responsible for warning and protecting its respective employees, independent contractors and others exposed to the hazards posed by such party's storage, use and handling of Carbon Monoxide, Blend Gas, Hydrogen and Steam. As between Buyer and Seller, Buyer assumes all responsibility for the suitability and the results of using Carbon Monoxide, Blend Gas, Hydrogen and Steam delivered to Buyer hereunder alone or in combination with other articles or substances and in any manufacturing or other process or procedures.

           Section 11.2 No Consequential Damages. Neither party to this Agreement shall be liable to the other party to this Agreement for any incidental, consequential, indirect, or special damages. Seller will provide to Buyer copies of Seller's documents containing Seller's safety and health information pertaining to Carbon Monoxide, Blend Gas, Hydrogen and Steam delivered hereunder including, without limitation, Seller's Material Safety Data Sheet(s), and Buyer will incorporate such information into Buyer's safety program.

ARTICLE 12 - SELLER'S PRODUCT WARRANTIES; DISCLAIMERS

           Seller represents and warrants to, and covenants and agrees with, Buyer that the Carbon Monoxide, Blend Gas, Hydrogen and Steam delivered hereunder shall conform to the specifications set forth in Exhibit C. Any Carbon Monoxide, Blend Gas, Hydrogen or Steam which does not conform to the foregoing specifications may be rejected by Buyer by providing verbal notice to Seller's Facility within two (2) hours and subsequent written confirmation within five
(5) days thereafter, no charge will be made for any Carbon Monoxide, Blend Gas, Hydrogen or Steam so rejected and Buyer shall have no obligation to return any Product which does not conform to specifications. Seller shall have the right to confirm Buyer's data supporting such rejection. Since Seller will furnish Buyer with an analytical/isolation system that will be installed on Buyer's Pipelines, and will have the capability of testing whether Carbon Monoxide, Blend Gas or Hydrogen delivered hereunder meets the specifications set forth in Exhibit C, and which will be maintained, operated and monitored by Buyer, and Buyer may obtain other devices that have the capability of testing whether Carbon Monoxide, Blend Gas or Hydrogen delivered hereunder meets the specifications set forth on Exhibit C, no claim of any kind with respect to the conformance of Carbon Monoxide, Blend Gas, Hydrogen or Steam to such specifications, whether or not based on contract, warranty, negligence, indemnity, strict liability or otherwise, shall be greater than the price of the quantity of the nonconforming Product; provided, however, in the event (i) of Seller's negligence or willful misconduct or (ii) the analytical/isolation systems at Seller's Facility related to the delivery of Blend Gas, Carbon Monoxide or Hydrogen are damaged or disabled by any intentional act of Seller, and such negligence, willful misconduct or intentional act results in the delivery hereunder of Blend Gas, Carbon Monoxide or Hydrogen that fails to meet such specifications and damages any catalyst within Buyer's Plant, Seller shall be responsible to Buyer for any direct damages caused to any catalyst within Buyer's Plant, including any costs and expenses incurred by Buyer to repair or replace the damaged catalyst, to the extent such negligence, willful misconduct or intentional act of Seller causes such damages up to a maximum of (***) for each such claim; and provided further, that said (***) limitation shall be adjusted semi-annually during the Term effective as of January 1 and July 1 of each year to reflect changes in the average Monthly Producer Price Index - Industrial Commodities (where the base is 1982=100) published by the United States Department of Labor, Bureau of Labor Statistics, in accordance with the following formula:

(***)

           Where:

(***)

If the Producer Price Index-Industrial Commodities index is revised and published on some base other than 1982=100, the value thereof used in the formula in this Article 12 will be adjusted to the new base in accordance with such conversion schedule or factor as may be supplied by the publisher of the index. Should the Producer Price Index-Industrial Commodities index cease to exist, Seller and Buyer shall jointly select a new index which is based on similar information. The foregoing shall constitute Buyer's exclusive remedy, and Seller's sole obligation, hereunder with respect to each such claim. THERE ARE NO EXPRESS WARRANTIES BY SELLER REGARDING THE CONFORMITY OF THE PRODUCTS TO THE SPECIFICATIONS

OTHER THAN THOSE SPECIFIED IN THIS ARTICLE 12. NO WARRANTIES BY SELLER (OTHER THAN WARRANTIES OF TITLE AND AGAINST INFRINGEMENT AS PROVIDED IN THE UNIFORM COMMERCIAL CODE) SHALL BE IMPLIED OR OTHERWISE CREATED UNDER THE UNIFORM COMMERCIAL CODE WITH RESPECT TO SUCH PRODUCTS, INCLUDING BUT NOT LIMITED TO THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 13 - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

           Section 13.1 Organization, Good Standing and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified as a foreign corporation in the State of Texas, and has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and perform its obligations hereunder.

           Section 13.2 Authority Relative to Agreement. The execution, delivery and performance by Buyer of this Agreement have been duly and effectively authorized by all necessary corporate action.

           This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except insofar as enforcement may be limited by (i) bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally, and (ii) general principles of equity.

           Section 13.3 No Conflict with Other Instruments or Proceedings. Neither the execution and delivery of this Agreement, nor the performance or compliance with the terms and conditions hereof conflict with, or will result in a breach by Buyer of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon, any asset of Buyer pursuant to any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of Buyer, (ii) any material mortgage, deed of trust, lease, contract, agreement or other instrument to which Buyer is a party or by which Buyer may be bound or affected, or (iii) any writ, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which Buyer is subject, or by which Buyer may be bound or affected.

           Section 13.4 No Litigation or Proceedings. As of the date hereof, there are no actions, suits, investigations or proceedings pending or, to Buyer's knowledge, threatened against Buyer at law or in equity or before or by any federal, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency or instrumentality seeking to enjoin, restrain or otherwise prevent the execution and delivery of this Agreement by Buyer.

ARTICLE 14 - REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Buyer as follows:

           Section 14.1 Organization, Good Standing and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified as a foreign corporation in the State of Texas, and has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and perform its obligations hereunder.

           Section 14.2 Authority Relative to Agreement. The execution, delivery and performance by Seller of this Agreement have been duly and effectively authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except insofar as enforcement may be limited by (i) bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally, and
(ii) general principles of equity.

           Section 14.3 No Conflict with Other Instruments or Proceedings. Neither the execution and delivery of this Agreement, nor the performance or compliance with the terms and conditions hereof conflict with, or will result in a breach by Seller of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon, any asset of Seller pursuant to any of the terms conditions or provisions of (i) the Certificate of Incorporation or Bylaws of Seller, (ii) any material mortgage, deed of trust, lease, contract, agreement or other instrument to which Seller is a party or by which Seller may be bound or affected, or (iii) any writ, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which Buyer is subject, or by which Seller may be bound or affected.

           Section 14.4 No Litigation or Proceedings. As of the date hereof, there are no actions, suits, investigations or proceedings pending or, to Seller's knowledge, threatened against Seller at law or in equity or before or by any federal, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency or instrumentality seeking to enjoin, restrain or otherwise prevent the execution and delivery of this Agreement by Buyer.

           Section 14.5 Compliance with Laws. Seller represents that Seller's Facility will be operated in compliance with all applicable laws, and that the Carbon Monoxide, Blend Gas, Hydrogen and Steam produced by Seller's Facility will be produced in compliance with all applicable laws, including without limitation the Fair Labor Standards Act of 1938, as amended.

           Section 14.6 Proprietary Rights. Seller has, and after Startup and throughout the Term will continue to have, full and sufficient rights to use and practice all technology, proprietary information, know-how and patented ideas, designs and inventions required for the design, construction and operation of Seller's Facility (the "Proprietary Rights"). None of the ownership, license, access to, use or practice of the Proprietary Rights by Seller at Seller's Facility do or will infringe on the rights of any third party and all Proprietary Rights are valid and enforceable.

ARTICLE 15 - METERING EQUIPMENT

           Section 15.1 Meter Testing. Seller, at its expense, will test and calibrate the Blend Gas Totalizer, the Carbon Monoxide Totalizer, the Hydrogen Totalizer and the Steam Totalizer (hereinafter collectively called the "Metering Equipment") annually, and will perform a verification of pressure and transducer calibration semi-annually. The Metering Equipment shall be calibrated to Compressed Gas Association Standards. Seller will provide Buyer with written notice so that Buyer may have its representatives present during such calibrations and tests. Readings will be corrected to standard cubic feet measured at 60 degrees Fahrenheit and 14.696 pounds per square inch absolute pressure. At any time requested by Buyer, Seller will test the Metering Equipment in the presence of Buyer's representatives and, if the Metering Equipment is found on such test to be accurate, Buyer will pay Seller the cost and expense of such test, but, if found on such test to be inaccurate, then the cost and expense of such test and of correcting the inaccuracy in the Metering Equipment will be borne by Seller. If, on any test or calibration the Metering Equipment is found to be inaccurate, a correcting invoice will be tendered to cover the actual amount of Carbon Monoxide, Blend Gas, Hydrogen, Supplemental Hydrogen and Steam delivered to Buyer through the Metering Equipment for the thirty (30) day period prior to the date on which such calibration or test was made, or the period from the date such Metering Equipment was last tested and considered accurate, whichever period is shorter. If, on any test of the Metering Equipment, its accuracy is not in excess of two percent (2%) either fast or slow, the Metering Equipment will be considered accurate.

ARTICLE 15 - Data Transmission. Seller will provide equipment, hardware and a connection to the battery limits of Seller's Facility and Buyer will provide equipment, hardware and a connection so as to permit the continuous transmission of digital data relating to Product and utility metering by Seller, and the reception thereof by Buyer. Buyer will only have access to Product and utility metering information through the connection. Such access will be limited to "read only" capability and Buyer will have no ability to control the operation of Seller's Facility.

ARTICLE 16 - (***)

ARTICLE 17 - EXCESS PRODUCTION

           In the event that excess Carbon Monoxide or Hydrogen is produced or otherwise becomes available as the result of the production requirements of Buyer's Plant or Seller's Facility, Buyer will, if it is economically feasible, use its reasonable efforts to burn the excess Carbon Monoxide or Hydrogen, as the case may be, in the off-gas fuel system of Buyer's Plant. To the extent, if any, that Buyer is successful in so burning such excess Carbon Monoxide or Hydrogen, Buyer will credit Seller for Buyer's avoided cost, if any, of fuel that Buyer would have otherwise purchased. Buyer's determination of its avoided cost shall be final and binding on Seller. During the Term Seller will not, without the prior written consent of Buyer, sell or deliver any Carbon Monoxide from Seller's Facility to any other person or entity.

ARTICLE 18 - EVENTS OF DEFAULT; DISPUTE RESOLUTION

           Section 18.1 Events of Default. Each of the following shall be deemed an "Event of Default" by the party to whom such event is applicable under this
Agreement:

           (a) if either party shall fail to perform or observe any of the terms, covenants, conditions, agreements or obligations of this Agreement required to be observed and performed in this Agreement by such party, and such failure shall continue for a period of thirty (30) days after notice thereof has been delivered to such party; or

           (b) if either party or the Guarantor shall make a general assignment for the benefit of its creditors, or shall file a voluntary petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or failing to deny the material allegations of a petition against it for any such relief, or shall admit in writing its inability to pay its debts as they mature; or

           (c) if any proceeding against either party or the Guarantor seeking any of the relief mentioned in clause (b) of this Article 18 shall have been commenced and shall not have been stayed or dismissed within ninety (90) days after commencement; or

           (d) if a trustee, receiver or liquidator of either party or the Guarantor or of any substantial part of the properties or assets of such party or the Guarantor shall be appointed with the consent or acquiescence of such party or the Guarantor, or if any such appointment, if not so consented to or acquiesced in, shall remain unvacated or unstayed for a period of ninety (90) days; or

           (e) if either party or the Guarantor shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution; or

           (f) if any of the material representations or warranties made by either party in this Agreement proves to be untrue in any material respect; or

           (g) A default or Event of Default by either party occurs under the Utilities Agreement or the Ground Lease Agreement, which default or Event of Default is not cured within any applicable cure period.

           Section 18.2 Dispute Resolution Meeting. In the event that a party to this Agreement has reasonable grounds to believe that an Event of Default has occurred and is continuing, or that its expectation of receiving due performance under this Agreement may be impaired, such party will promptly notify the other party in writing of the substance of its belief and, as appropriate, declare that an Event of Default has occurred or demand adequate assurance of due performance. The party receiving such notice and/or demand must respond in writing within twenty (20) days of receipt of such notice and provide (i) evidence of cure of and/or its ongoing best efforts to cure the condition specified, (ii) an explanation of why it believes that its performance is in accordance with the terms and conditions of this Agreement, and/or (iii) adequate assurance of due performance, as required by the claiming party's notice. Failure to respond within said twenty (20) day period shall be deemed an admission that an Event of Default has occurred or that due performance is impaired. The responding party shall also include in its written response three
(3) dates, all of which must be within thirty (30) days following the date of such response, for a meeting to resolve the dispute and/or evaluate the adequacy of the assurance of due performance. The party declaring an Event of Default or seeking adequate assurance of performance will then select one (1) of the three
(3) dates, and a dispute resolution meeting will be held on such date. Either party shall have the right to demand that individuals representing each of the companies who have the authority to execute this Agreement, or amendments hereto, or waivers hereof, and to authorize or agree to curative action, be in attendance at such dispute resolution meeting.

           Section 18.3 Failure to Resolve Dispute; Arbitration. (a) If the parties cannot, in good faith discussions, resolve their dispute during the dispute resolution required by Section 18.2, then either party may given notice of a request for arbitration and subject to the provisions of Section 18.4 such controversy shall be referred to and resolved by arbitration under the most current version of the Commercial Arbitration Rules of the American Arbitration Association. The board of arbitrators shall be composed of three arbitrators. Each party shall choose an arbitrator and the third shall be chosen by the two so chosen. If either party to the controversy fails to choose an arbitrator within thirty (30) days after notice of commencement of arbitration, or if the two arbitrators fail to choose a third arbitrator within thirty (30) days after their appointment, the American Arbitration Association shall, upon the request of either party, appoint the arbitrator or arbitrators to constitute or complete the board. The place of arbitration shall be Houston, Texas and the arbitration shall be held within thirty (30) days after the appointment of the arbitration board. The arbitration award shall be final and binding upon the parties to such arbitration and judgment thereon may be entered in any court having jurisdiction.

           (b) In connection with any such arbitration proceeding, the board of arbitrators shall have the right to grant all remedies that such board deems appropriate including, without limitation, monetary damages and/or the termination of this Agreement, the Ground Lease and the Utilities Agreement. The board of arbitrators shall also have the right to require the losing party to reimburse the prevailing party for all reasonable attorneys' fees and costs incurred in connection with all such proceedings.

           Section 18.4 Right to Terminate Agreement. Notwithstanding the provisions of Section 18.1 and 18.2, either party may decline to pursue arbitration and elect to terminate this Agreement if any of Events of Default specified in Section 8.1(b)-(e) shall have occurred.

ARTICLE 19 - ACCESS TO INFORMATION

           Section 19.1 Access to Information. Upon written request by Buyer from time to time, but subject to Section 19.4, Seller shall provide to Buyer, its attorneys, accountants and other representatives, at reasonable times during normal business hours, access to Seller's books, records and accounts in connection with the operation of Seller's Facility as it relates to the performance of Seller's obligations under this Agreement. Subject to the provisions of Section 19.4, Buyer shall thereupon have the right to make copies of and abstracts from such books, records and accounts, at Buyer's expense, which copies may be removed from Seller's premises and retained by Buyer. All information disclosed to Buyer pursuant to this Agreement shall be subject to the confidentiality provisions of Section 22.2 hereof.

           Section 19.2 Access to Seller's Facility. Subject to Section 19.4, Seller agrees to permit representatives of Buyer, at Buyer's expense, to have access to Seller's Facility at reasonable times and on reasonable notice to obtain information relating to the present or proposed operations of Seller's Facility so long as such access does not materially disrupt the operation of Seller's Facility. Buyer will pay all costs incurred by Buyer relating to Buyer's exercise of its rights under this Section 19.2.

           Section 19.3 Access to Seller's Personnel. Subject to Section 19.4, Seller shall make its employees and other representatives available to Buyer at reasonable times on reasonable notice to discuss the present or proposed operations of Seller's Facility so long as such availability does not materially disrupt the operation of Seller's Facility.

           Section 19.4 Limitations on Disclosure. Seller has represented to Buyer that certain of the Proprietary Rights relating to Seller's

Facility have been provided to Seller by Texaco, Inc. pursuant to the terms of a license agreement that prohibits Seller from disclosing the information provided by Texaco, Inc. (the "Texaco Information") to Buyer. Nothing in this Agreement shall be construed as requiring Seller to provide any of the Texaco Information to Buyer.

ARTICLE 20 - CAPACITY OF SELLER'S FACILITY

           Section 20.1 Initial Capacity. Seller represents and warrants to Buyer that, at the time of Startup, the maximum instantaneous capacity of Seller's Facility to produce Products shall be at least (***) greater than the Contract Volume of Products. Buyer acknowledges that Seller has initially configured Seller's Facility to operate efficiently at the Contract Volume of Products and has been designed to produce up to (***) of the Contract Volume of Products under certain ambient temperatures and operating conditions.

           Section 20.2 Capacity Expansion. Seller represents and warrants to Buyer that, at the time of Startup, the maximum instantaneous capacity of Seller's Facility to produce Products may be increased to an ultimate instantaneous capacity of at least (***) of the Contract Volume of Products. Seller agrees that, upon not less than (***) advance written notice from Buyer, Seller will at its sole cost and expense take the actions necessary to expand the maximum instantaneous capacity of Seller's Facility to at least (***) of the Contract Volume of Products (or such greater capacity as may be mutually agreed). In exchange for such increase in the maximum instantaneous capacity of Seller's Facility, Buyer agrees to increase the Fixed Fee to (***) (or such lesser amount as may be mutually agreed). The parties acknowledge that such capacity expansion will result in reductions in the usage of Natural Gas, electricity and cooling water supplied by Buyer to Seller pursuant to the Utilities Agreement at production rates above the Contract Volume of Products, and may result in increases in the usage of Natural Gas, electricity and cooling water supplied by Buyer to Seller pursuant to the Utilities Agreement at production rates below the Contract Volume of Products.
ARTICLE 21 - INITIAL AND ADDITIONAL TERMS

           Section 21.1 Initial Term. The term of this Agreement shall be for a period commencing on the date of the execution of this Agreement and ending at midnight on (***), unless earlier terminated as provided herein ("Initial Term"); provided, that if either or both Buyer or Seller exercises its option to extend this Agreement as provided in Section 7.5, the Initial Term shall include the period of any such extensions.

           Section 21.2 Additional Terms. Subject to the terms of this Section 21.2, Buyer shall have the option to extend this Agreement beyond the Initial Term for up to two (2) additional terms of five (5) years each. If this Agreement has not been terminated prior to the end of the Initial Term, the option to extend this Agreement beyond the Initial Term for an additional five (5) years shall be deemed to have been exercised by Buyer, and the Initial Term shall be automatically extended for a period of five (5) years after the end of the Initial Term (the "First Additional Term"), unless Buyer shall have given Seller notice no later than one
(1) year prior to the expiration of the Initial Term that Buyer has elected not to extend the Initial Term. If this Agreement has not been terminated prior to the end of the First Additional Term, the option to extend this Agreement beyond the First Additional Term for an additional five (5) year period shall be deemed to have been exercised by Buyer, and the First Additional Term shall be automatically extended for a period of five (5) years after the end of the First Additional Term (the "Second Additional Term"), unless Buyer shall have given Seller notice no later than one (1) year prior to the expiration of the First Additional Term that Buyer has elected not to extend the First Additional Term. The Initial Term, the First Additional Term (if any) and the Second Additional Term (if any) are referred to in this Agreement as the "Term."

ARTICLE 22 - MISCELLANEOUS

           Section 22.1 Assignment. (a) This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto. Except as expressly permitted hereby, neither party may assign this Agreement or its rights under this Agreement, including its rights to receive payments hereunder, to any other party without the consent of the other.

           (b) Either party may assign this Agreement and all of its rights and obligations hereunder to any subsidiary, Affiliate, partnership or venture, in which such party (or its parent company) holds an interest of 50% or more.

           (c) It is agreed that (i) the sale, transfer or conveyance by Buyer or Seller of all or substantially all of its assets, or (ii) the merger, consolidation, reorganization or recapitalization of Buyer or Seller with any third party, or (iii) the change of control of Buyer or Seller, whether effected by stock purchase, statutory share exchange, or otherwise, shall not constitute an assignment of this Agreement by Buyer or Seller, but Buyer or Seller (as the case may be) shall, as a condition precedent to the closing of any sale, transfer or conveyance referred to in clause (i) above, require the purchaser or transferee to assume all rights and obligations of Buyer or Seller (as the case may be) under this Agreement, the Ground Lease and the Utilities Agreement. In the event that Buyer sells or otherwise transfers or conveys all or substantially all of the assets constituting Buyer's Plant, such sale, transfer or conveyance shall not constitute an assignment of this Agreement by Buyer, but Buyer shall, as a condition precedent to the closing of such sale, transfer or conveyance, require the purchaser or transferee to assume all rights and obligations of Buyer under this Agreement, the Ground Lease and Utilities Agreement. In the event that Seller sells or otherwise transfers or conveys all or substantially all of the assets constituting Seller's Facility, such sale, transfer or conveyance shall not constitute an assignment of this Agreement by Seller, but Seller shall, as a condition to the closing of such sale, transfer or conveyance, require the purchaser or transferee to assume all rights and obligations of Seller under this Agreement, the Ground Lease and Utilities Agreement.

           (d) No assignment, transfer or conveyance of this Agreement by either party shall relieve the assigning party (or Guarantor) of any of its obligations, liabilities or duties hereunder (or under the Guaranty), unless the other party hereto shall agree otherwise.

           (e) Any assignment of this Agreement by either party shall be accompanied by the contemporaneous (i) assumption by the assignee of all rights and obligations of assignor hereunder, and (ii) assignment of the Ground Lease and the Utilities Agreement.

           Section 22.2 Confidentiality. (a) In connection with this Agreement, the parties hereto have exchanged and will continue to exchange certain nonpublic, proprietary or confidential information of a technical, business or financial nature (the "Confidential Information"). In order to facilitate discussion between Buyer and Seller relating to the design, construction, operation and maintenance of Seller's Facility and the purchase and sale of Products pursuant to this Agreement, Buyer and Seller desire to provide each other with assurances that Confidential Information will not be divulged.

           (b) For purposes of this Agreement, Confidential Information shall consist of this Agreement and all nonpublic, proprietary or confidential information whether obtained from observation or from materials, information or data submitted by the other party or from oral or written disclosures, and shall include, without intent to limit, all plans (including marketing plans, marketing information, sales information (including sales history and sales projections), designs, specifications, prices, processes, compositions and the like related to this Agreement, the Products, the operation of Seller's Facility or Buyer's Plant, and believed by the disclosing party to be unpublished and the disclosing party's private information at the time of its disclosure, and all memoranda, notes or other documents prepared by the receiving party which embody in whole or in part any of such information. However, the restrictions of this
Section 22.2 shall apply only to written information, drawings and other tangible information and the like, as described above which are clearly marked "Confidential" or designated confidential in writing given to the receiving party orally, designated as confidential orally when revealed and confirmed in writing within thirty (30) days of disclosure as "Confidential" referencing the data and type of information disclosed. All other information whether disclosed in writing, orally or observed shall be considered as having been disclosed on a nonconfidential basis.

           (c) Each party agrees that it will treat the Confidential Information of the other party as confidential and will use the same care and caution that it affords its own proprietary information to protect such Confidential Information received under this Agreement from disclosure to any third party. Each party agrees to use the Confidential Information solely and exclusively for purposes of this Agreement and agrees to disclose the Confidential Information only to those individuals within its own organization who have a need to receive the information and who will be bound by nondisclosure agreements with the receiving party.

           (d) The restrictions of this Agreement shall not apply to any Confidential Information which (i) is now or hereafter becomes available to the public without a breach by the receiving party of the terms stated in this Agreement; (ii) is known to or in the possession of the receiving party as evidenced by documentary material in its possession before disclosure hereunder and the receiving party is not already obligated to the disclosing party to maintain it in confidence; (iii) is disclosed to the receiving party by a third party not under any obligation of secrecy or confidentiality to the disclosing party at the time of such disclosure; (iv) can be shown by substantial evidence was independently developed by employees of the receiving party who have not had access to the Confidential Information of the disclosing party; or (v) the receiving party is, in the opinion of its counsel, compelled by law to disclose; provided that in such cases the disclosure will be limited to the minimum to the extent possible without involving violation of applicable laws and the disclosing party will be given at least forty-eight (48) hours prior notice of the disclosure which is to be made.

           (e) Unless otherwise agreed to by the parties, each party agrees that it shall keep all Confidential Information confidential for a period which shall expire five (5) years after the termination date of this Agreement.

           Section 22.3 Applicable Law. This Agreement will be governed by the laws of the State of Texas.

           Section 22.4 Notice. Except as otherwise specifically provided in this Agreement, all notices, requests, demands, invoices, directions, and other communications under this Agreement shall be in writing signed by an authorized representative of the party issuing same and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or if delivered by facsimile transmission, or on the second day after mailing if mailed to the party to whom notice is to be given by certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

           In the case of Seller:
           Praxair Hydrogen Supply, Inc.

           222 Pennbright Dr., Suite 300
           Houston, Texas 77090-5999
           Attention:  Executive Director
           Telecopier Number:  (713) 872-2111

           With a Copy to:

           Praxair Hydrogen Supply, Inc.
           703 Sixth Street South
           Texas City, Texas  77590
           Attention:  Facility Manager
           Telecopier Number:  (409) 943-9228

           In the case of Buyer:

           Sterling Chemicals, Inc.
           1200 Smith St., Suite 1900
           Houston, Texas 77002
           Attention: Business Director
           Telecopier Number:  (713) 654-9551

           With a Copy to:

           Sterling Chemicals, Inc.
           1200 Smith St., Suite 1900
           Houston, Texas 77002
           Attention: General Counsel
           Telecopier Number:  (713) 654-9551

Either party may change its address for purposes of this Section by giving the other party notice of its new address in the manner set forth above.

           Section 22.5 Waiver. No consent or waiver, express or implied, by a party, to or of any breach or default by the other party in the performance of its obligations hereunder, shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party hereunder. Failure on the part of any party to complain of any act or failure to act of the other party or to declare the other party in breach or default irrespective of how long such failure, breach or default continues, shall not constitute a waiver by such party of its right hereunder.

           Section 22.6 Headings. The headings and titles contained in this Agreement are for convenience of reference only, and shall not affect the meaning or interpretation of any provision hereof.

           Section 22.7 Entire Agreement. This Agreement, the Ground Lease and the Utilities Agreement constitute the entire agreement between the parties hereto regarding the subject matter thereof and supersede any and all prior agreements regarding the same subject matter except as expressly provided herein or therein. This Agreement, the Ground Lease and the Utilities Agreement are part of a single, integrated transaction, and the provisions thereof shall be construed together in a consistent manner and any termination of the Ground Lease or the Utilities Agreement shall effect a termination of this Agreement. Other than the provisions of the Ground Lease, the Utilities Agreement and the Guaranty, there are no other promises, representations or warranties affecting this Agreement, and any other or different terms and conditions appearing in any purchase orders issued or accepted hereunder shall be deemed null and void.

           Section 22.8 Relationship between Parties. The relationship between Buyer and Seller created pursuant to this Agreement is an independent contractor relationship and, subject to the terms and conditions of this Agreement, Seller shall exercise the sole and exclusive right to control the ways, means and manner of providing the Products to Buyer under this Agreement. Seller shall be solely responsible for the selection, training, supervision and compensation of the personnel used by Seller to provide Products to Buyer. This Agreement shall not be construed as creating a partnership, joint venture, association or other entity or business organization, or as creating a principal-agent or other fiduciary relationship between Seller and Buyer.

           Section 22.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision, to other persons or circumstances shall not be affected thereby and shall be enforceable to the greatest extent permitted by law.

           Section 22.10 Amendment. This Agreement may be amended only by written amendment executed by both parties.

           Section 22.11 Pronouns and Plurals. Whenever the context may require any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

           Section 22.12 Section Numbers. Unless otherwise indicated, references to section numbers are to sections of this Agreement. IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                    PRAXAIR HYDROGEN SUPPLY, INC.
                                    By:    /s/ J. E. Gonzalez
                                    Name:  J. E. Gonzalez
                                    Title: President

                                    STERLING CHEMICALS, INC.
                                    By:    /s/ Robert W. Roten
                                    Name:  Robert W. Roten
                                    Title: Chief Operating Officer

EXHIBIT A
FEE CALCULATIONS
(***)

EXHIBIT B
TEXAS CITY SYNGAS PLANT
STERLING CHEMICALS SITE (***)

EXHIBIT C
SPECIFICATIONS FOR CARBON MONOXIDE,
BLEND GAS, HYDROGEN AND STEAM
(***)

EXHIBIT D
NATURAL GAS
DESIGN PROPERTIES
(***)